Exhibit 4.3

CERTIFICATE OF TRUST

OF

YARDVILLE CAPITAL TRUST II

This Certificate of Trust is being executed as of May 25, 2000 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801, et seq. (the “Act”).

The undersigned hereby certify as follows:

1. NAME. The name of the business trust is “Yardville Capital Trust II” (the “Trust”).

2. DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

The Bank of New York (Delaware)

White Clay Center

Route 273

Newark, Delaware 19711

3. EFFECTIVE. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, as trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.

THE BANK OF NEW YORK (Delaware), as Delaware Trustee		in his capacity as Administrative Trustee

By:	/s/ William T. Lewis	/s/ Patrick M. Ryan
	WILLIAM T. LEWIS, SVP	PATRICK M. RYAN

in his capacity as Administrative Trustee	in his capacity as Administrative Trustee

/s/ Jay G. Destribats	/s/ Stephen F. Carman
JAY G. DESTRIBATS	STEPHEN F. CARMAN